Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,					Three months ended March 31,
	2012	2013	2014	2015	2016	2017
Earnings:
Income before income taxes	11,965,437	12,216,707	14,484,406	37,906,623	14,509,207	2,175,367
Add-back of loss from equity method investments	67,745	(24,673)	19,943	(3,867)	1,025,727	76,128
Add-back of fixed charges	206,355	553,605	794,746	1,465,306	1,816,076	505,420

Less: interest capitalized	—	—	(36,289)	(5,774)	(43,032)	(10,979)
Less: accretion of the redeemable equity interests of the consolidated subsidiaries	(36,534)	(68,761)	(52,683)	(329,180)	(557,918)	(162,435)

	12,203,003	12,676,878	15,210,123	39,033,108	16,750,060	2,583,501

Fixed charges:
Interest expenses	107,857	447,084	628,571	1,041,394	1,157,562	323,366
Interest capitalized	—	—	36,289	5,774	43,032	10,979
Estimated interest portion of rental expenses	26,663	37,760	77,203	88,958	57,564	8,640
Accretion of the redeemable equity interests of the consolidated subsidiaries	71,835	68,761	52,683	329,180	557,918	162,435

	206,355	553,605	794,746	1,465,306	1,816,076	505,420

Ratio of earnings to fixed charges	59.1	22.9	19.1	26.6	9.2	5.1